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                                                February 18, 2002

Christopher J. Walls, Esq.
21 Meadowbrook Road
New Fairfield, CT  06812

Dear Chris:

     Thank you for accepting a position as a Vice President and General Counsel with OptiCare Health Systems, Inc. ("Company"). We look forward to working with you and eagerly anticipate your arrival, as there is much to do here.

     This letter shall confirm the terms of your employment with the Company, which are subject to Board of Director approval. We will present these terms at the next Board of Director's meeting which we anticipate to take place in mid-March. As Vice President and General Counsel, you will be an executive officer of the Company who will be responsible for managing the legal affairs of the Company, its subsidiaries and/or affiliates.

     Your annual base salary will be $150,000.00. You are eligible for an annual bonus of $25,000, payable in quarterly installments, based upon performance metrics to be established by the Company. Additionally, the Company will award you 125,000 stock options for Company's common stock from the employee stock option plan with an exercise price equal to the fair market value on the date of grant. Further, you will also be awarded a restricted stock grant of 25,000 shares. The Company will also pay you $500.00 per month for a car allowance and will cover all costs associated with your health insurance benefits. Additionally, the Company will provide life insurance equal to one time your annual salary. You will also be eligible to participate in any other employee benefit program the Company may offer from time to time. You are eligible for four weeks paid vacation and participation in the company's 401(k) plan wherein the Company will match 50% of the first 4% of your annual salary you deposit in the 401(k) plan.

     Additionally, should the Company separate your employment without cause, you will be entitled to three months base salary as severance. Further, should the Company separate your employment without cause or should there be a change in control in the Company, your stock option grant, and restricted stock grant, shall become immediately vested.

     Thank you again for joining our team and we look forward to working with you. Should you have any questions please do not hesitate to contact me.


                                       Sincerely,



                                       Dean J. Yimoyines
                                       Chief Executive Officer and President
                                       OptiCare Health Systems, Inc.